Exhibit 18.1

February 13, 2014

Board of Directors
The Goodyear Tire & Rubber Company
200 Innovation Way
Akron, Ohio 44316

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and issued our report thereon dated February 13, 2014. Note 1 to the financial statements describes a change in applying an accounting principle related to changing the timing of the annual goodwill and indefinite lived intangible asset impairment evaluations from July 31 to October 31. It should be understood that the preferability of one acceptable method of accounting over another for conducting goodwill impairment testing has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cleveland, Ohio